EXHIBIT 99.1

Arbor Realty Trust Issues Letter to Shareholders

Uniondale, NY, April 13, 2020 -- Arbor Realty Trust, Inc. (NYSE: ABR), issued a letter today to shareholders to provide a Company update.

Dear Arbor Shareholder,

Given the extraordinary impact of the COVID-19 pandemic on the economy, the financial markets and our daily lives, I want to provide an update for our shareholders on certain areas of our business and the steps we are taking to address the crisis. I assure you, as the Company’s largest shareholder, my primary objective is to maximize long-term shareholder value.

Liquidity

This unprecedented environment has caused significant disruption and liquidity constraints in many market segments, including the financial services, real estate and credit markets. Many commercial mortgage REITs have suffered from reduced available liquidity and significant margin calls on assets and securities that are financed through short-term repurchase facilities. We have always run our business with a heavy focus on the right side of our balance sheet, particularly in financing a large portion of our loans through non-recourse, non-mark-to-market long-dated CLO vehicles, as well as longer term unsecured debt facilities. That commitment to maintaining a strong balance sheet and careful capital management allows me to report that we currently have approximately $350 million in cash and available liquidity.

Our balance sheet portfolio is approximately $4.8 billion as of March 31, 2020 with $3.4 billion of debt financing those assets. Approximately $2.6 billion, or 76% of that debt, is in non-recourse CLOs and approximately $800 million is financed through warehouse and repurchase facilities with eight different banks that we have long standing relationships with. Additionally, the majority of the loans being financed in these bank lines are also rated and CLO eligible.

As of a month ago, we had approximately $350 million of securities financed with approximately $235 million of debt that were subject to margin calls related to changes in spreads. To date, we have paid $95 million in margin calls, which reduced this debt to $140 million. Recently we restructured a portion of this debt, and we now have $79 million of debt remaining, with margin call exposure, against $170 million of securities, reflecting a 46% advance rate. We feel that based on the reduced position and current marks that this is well within our ability to manage.

In addition, we have aggregated approximately $650 million of multifamily loans for securitization that are financed with approximately $500 million of debt. These loans are currently being rated by the agencies and with the recent inclusion of CMBS in TALF, we feel confident that we will be able to securitize and distribute this position in the market in the next 90 days.

Federal and State Initiatives

We have been patient in our approach to communication as we were waiting for the dust to settle to properly evaluate not only the impact that the crisis would have on our assets, but even more importantly to properly understand the programs that the federal and state governments implemented and the effects they could have on our business and our customers.

The federal government, Fannie Mae and Freddie Mac have made certain forbearance and non-eviction programs available to borrowers and tenants should they need to counteract any short-term pressure on their properties from COVID-19 and its impact on the economy. To be clear, these mandates are not rent holidays. As to tenants, they merely prohibit eviction proceedings for a three month period. As to borrowers, in order to qualify for a forbearance, they need to demonstrate that they have been adversely affected by the crisis and their ability to make their loan payments has been similarly impacted. Most importantly, all loan and rent payments that are suspended remain the obligations of the borrowers and tenants, respectively, and to date we have received forbearance requests from approximately 2% of our borrowers related to April payments that we are currently evaluating.

Operating Outlook

We have created a fully integrated diversified operating platform. As a result, we have been very active in providing liquidity to the multifamily market through our sizable agency business. We originated $1.1 billion in agency loans in the first quarter, which is up from $850 million in originations for the first quarter of 2019, and our agency pipeline is up to $1.6 billion compared to $1.2 billion at the same time last year. In this unprecedented environment, our agency platform offers a premium value as it requires limited capital and generates significant, long-dated, predictable income streams. Just as importantly, it allows us to retain our staff and generates significant annual cash flow. Our $20 billion agency servicing portfolio, which is mostly prepayment protected, generates approximately $90 million a year in recurring cash flow, in addition to the strong gain on sale margins we generate from our deep agency origination platform.

In our agency business, we have seen positive trends related to April payments with approximately 2% of our portfolio requesting forbearance. With respect to our outlook for May and June payments, we do think there will be some economic stress, although we also think it will be largely mitigated or offset by enhanced unemployment insurance and other economic stimulus programs the government is offering, including the Paycheck Protection Program, which will assist our borrowers with their payroll costs. In addition, the average debt service coverage ratio in our agency portfolio, based mostly on year-end 2019 financial data, is approximately 1.65, which means that borrowers could withstand, on average, a 20% economic vacancy due to the effects of the virus, before it impairs their ability to meet their debt service.

With respect to servicing advances related to any potential forbearance claims, as a Fannie Mae servicer we are required to advance principal and interest payments for a period of up to four months. We are in the process of evaluating potential servicing advance borrowing facilities with our banks and federal programs, as well as working as an industry with the agencies on potential advance reimbursements, and as a result, we believe this will not be a material issue for us.

With respect to our balance sheet portfolio, approximately 82% of our portfolio is in multifamily assets with most of these loans containing interest reserves and/or replenishment obligations by our borrowers giving us the ability to effectively manage our portfolio through this dislocation.

We also have very little exposure to some of the other asset classes that have been affected by the crisis. We have only two hotel loans totaling $91 million and one material retail loan for $33 million that is unlevered, on our balance sheet.

As to our dividend, it is too early to determine our short and long-term strategy, but I am confident that our Board of Directors will make dividend decisions in the best long-term interests of you, our shareholders. Our daily focus will be to continue to maintain adequate liquidity to successfully navigate through the current dislocation.

We are also very fortunate to have a tenured, proven senior management team that has a proven track record of managing in all cycles, including the 2008 financial crisis. This team has over 20% inside ownership, which represents the highest inside ownership of any commercial mortgage REIT.

In summary, we feel we have sufficient liquidity to navigate through this unprecedented dislocation. We also are predominately multifamily focused, which has been the most resilient asset class in all cycles. We have minimized our exposure to mark-to-mark risk related to our securities and our liability structures are very stable. We are very fortunate that our franchise includes an agency business that is extremely valuable as it is capital light and produces significant recurring earnings and cash flow.

I hope you and your families maintain good health during these challenging times and I thank you for your support. We remain completely focused on preserving long-term value for our shareholders.

Ivan Kaufman

Chairman and Chief Executive Officer

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a Fannie Mae DUS® lender and Freddie Mac Optigo Seller/Servicer. Arbor’s product platform also includes CMBS, bridge, mezzanine and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, availability of financing, the continued impact of the ongoing global COVID-19 pandemic and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2019 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts:	Investors:
Arbor Realty Trust, Inc.	The Ruth Group
Paul Elenio, Chief Financial Officer	Alexander Lobo
516-506-4422	646-536-7037
pelenio@arbor.com	alobo@theruthgroup.com

Media:
Bonnie Habyan, Chief Marketing Officer
516-506-4615
bhabyan@arbor.com